Exhibit A-1

                         GPU ADVANCED RESOURCES, INC.
                                  Balance Sheet
                                   June 30, 2001
                          ----------------------------
                                   (Unaudited)


Assets

Current assets:
  Cash and temporary cash investments                    $13,805,698
  Accounts receivable:
    Customers                                                387,259
    Other                                                      7,149
    Prepayments                                              460,873
                                                          ----------

       Total current assets                               14,660,979
                                                          ----------

Other property and investments                                48,114
                                                          ----------

Deferred debits and other assets                              22,542
                                                          -----------


       Total Assets                                      $14,731,635
                                                          ==========


Liabilities & Stockholder's Equity

Current liabilities:
  Accounts payable                                       $   230,753
  Other                                                      659,270
                                                          ----------

       Total current liabilities                             890,023
                                                          ----------

Deferred credits and other liabilities                       170,004
                                                         -----------

Stockholder's equity:
  Common stock                                                   100
  Capital surplus                                         25,900,000
  Retained deficit                                       (12,228,492)
                                                          ----------

      Total stockholder's equity                          13,671,608
                                                          ----------


       Total Liabilities & Stockholder's Equity          $14,731,635
                                                          ==========

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                                                                   Exhibit A-1

                          GPU ADVANCED RESOURCES, INC.
                               Statement of Income
                          ----------------------------
                                   (Unaudited)



                                           Three Months     Six Months
                                               Ended           Ended
                                          June 30, 2001   June 30, 2001
                                          -------------   -------------


Operating Revenues                         $ 6,942,880     $19,216,446
                                            ----------      -----------

Operating Expenses:

   Power purchased                           5,403,210      16,569,872

   Other operation and maintenance             923,990       1,575,695
                                            ----------      ----------

      Total Operating Expenses               6,327,200      18,145,567
                                            ----------      ----------


Operating Income                               615,680       1,070,879


Other Income and Expenses, Net                 160,692         389,034
                                            ----------      ----------



Income Before Income Taxes                     776,372       1,459,913


  Income tax expense                           251,721         504,287
                                           -----------      ----------


Net Income                                 $   524,651     $   955,626
                                            ==========      ==========